SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13G/A
                                  Rule 13d-102

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*

                                 AHT Corporation
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                                (Name of Issuer)

                           Common Stock $.01 Par Value
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                         (Title of Class of Securities)

                                    00130R103
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                                 (CUSIP Number)


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             (Date of Event which Requires Filing of this Statement)

      Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
                               |_| Rule 13d-1 (b)
                               |X| Rule 13d-1 (c)
                               |_| Rule 13d-1 (d)

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*     The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

      The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 00130R103                    13G                           Page 2 of 5
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1   NAME OF REPORTING PERSON
    S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

    David M. Knott
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2   CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                         (a) |_|
                                                                         (b) |X|
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3   SEC USE ONLY


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4   CITIZENSHIP OR PLACE OF ORGANIZATION

    United States of America
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                  5    SOLE VOTING POWER

                       98,600
                  --------------------------------------------------------------
  NUMBER OF       6    SHARED VOTING POWER
    SHARES
 BENEFICIALLY          60,800
   OWNED BY       --------------------------------------------------------------
     EACH         7    SOLE DISPOSITIVE POWER
  REPORTING
    PERSON             98,600
     WITH         --------------------------------------------------------------
                  8    SHARED DISPOSITIVE POWER

                       60,800
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9   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

    159,400
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10  CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*

                                                                            |_|
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11  PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

    1.5%
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12  TYPE OF REPORTING PERSON*

    IN
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                     *SEE INSTRUCTIONS BEFORE FILLING OUT

Item 1(a)   Name of Issuer:

            AHT Corporation

Item 1(b)   Address of Issuer's Principal Executive offices:

            555 White Plains Road
            Tarrytown, New York 10591

Item 2(a)   Name of Person Filing:

            David M. Knott

Item 2(b)   Address of Principal Business Office or, if none, residence:

            485 Underhill Boulevard, Suite 205
            Syosset, New York 11791

Item 2(c)   Citizenship:

            United States of America

Item 2(d)   Title of Class of Securities:

            Common Stock $.01 Par Value

Item 2(e)   CUSIP Number:

            00130R103

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b) or (c), check whether the person filing is a:

(a)   |_|   Broker or dealer registered under Section 15 of the Exchange Act;

(b)   |_|   Bank as defined in Section 3(a)(6) of the Exchange Act;

(c)   |_|   Insurance company as defined in Section 3(a)(19) of the Exchange
            Act;

(d)   |_|   Investment company registered under Section 8 of the Investment
            Company Act;

(e)   |_|   An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f)   |_|   An employee benefit plan, or endowment fund in accordance with rule
            13d-1(b)(1)(ii)(F);

(g)   |_|   A parent holding company, or control person, in accordance with Rule
            13d-1(b)(1)(ii)(G);

(h)   |_|   A savings association as defined in Section 3(b) of the Federal
            Deposit Insurance Act;

(i)   |_|   A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j)   |_|   Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant Rule 13d-1(c), check this box |X|

Item 4      Ownership:

            (a)   Amount Beneficially Owned: 159,400
            (b)   Percent of Class: 1.5%
            (c)   Number of shares as to which such person has:
                  (i)   Sole power to vote or to direct the vote ......   98,600
                  (ii)  Shared power to vote or direct the vote .......   60,800
                  (iii) Sole power to dispose or to direct the
                        disposition of ................................   98,600
                  (iv)  Shared power to vote or direct the
                        disposition of ................................   60,800

Item 5      Ownership of Five Percent or Less of a Class

            If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following. |X|

Item 6      Ownership of More than Five Percent on Behalf of Another Person

            N/A

Item 7 Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

            N/A

Item 8      Identification and Classification of Members of the Group

            N/A

Item 9      Notice of Dissolution of Group

            N/A

Item 10     Certification

            By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

                                                        February 10, 2000
                                                --------------------------------
                                                              Date


                                                      /s/ David M. Knott
                                                --------------------------------
                                                           Signature


                                                         David M. Knott
                                                --------------------------------
                                                           Name/Title


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